EXHIBIT 10.1

July 14, 2022
Mathieu Streiff
c/o American Healthcare REIT, Inc.
18191 Von Karman Ave., Suite 300
Irvine, CA 92612

Dear Mathieu:
Reference is made herein to the “Employment Terms” Letter Agreement dated October 1, 2021 (the “Prior Agreement”) by and among American Healthcare Opps Holdings, LLC and American Healthcare REIT, Inc. (and certain predecessors and affiliates of such entities, hereinafter referred to, collectively, as the “AHR Group”) and you (“You” or “Your”). This letter agreement (this “Agreement”) supersedes all prior employment agreements or terms governing Your services with the AHR Group, including the Prior Agreement, except as provided herein.
1.Transition to Executive Vice President from August 1, 2022 through December 31, 2022. Effective as of immediately prior to the opening of business on August 1, 2022 (the “Transition Date”), You shall transition (the “Transition”) from Your current role of Chief Operating Officer of American Healthcare REIT, Inc. (“AHR”) to the role of Executive Vice President of AHR. As of the Transition Date, You shall resign from Your role as Chief Operating Officer but shall remain an employee of AHR and therefore eligible to actively participate in any employee benefit plan or program sponsored or maintained solely for the benefit of employees of AHR or AHR Group in accordance with the terms of such plans or programs. You shall also remain a member of the Board of Directors of AHR (the “Board”), notwithstanding the Transition.
Following the Transition Date, You shall continue to have all of the authority and duties held prior to the Transition Date in Your capacity as a member of the Board but shall cease to have the authority or duties You held as Chief Operating Officer of AHR prior to the Transition Date solely in Your capacity as Chief Operating Officer of AHR. For the avoidance of doubt, following the Transition Date, You shall not provide any services to the AHR Group other than in Your capacity as Executive Vice President of AHR and a member of the Board. You hereby acknowledge and agree that the Transition shall constitute a voluntary change of position and not constitute any grounds for “Good Reason” or a termination “without Cause” (or any other similar term) for purposes of any compensation or benefit plan, program or agreement sponsored or maintained by the AHR Group, including, without limitation, the American Healthcare Opps Holdings, LLC Executive Severance and Change in Control Plan (the “Severance Plan”).
2.Compensation for Service Following Transition Date. In order to retain Your services following the Transition Date, You shall be entitled to the following:
(a)Prorated Salary for August 1, 2022 to December 31, 2022. Following the Transition Date and solely during such period that You remain in the role of Executive Vice President of AHR, Your annual salary will be revised to $85,000, pro-rated for the remaining portion of 2022, and payable subject to standard federal and state payroll withholding requirements in accordance with the AHR Group’s standard payroll practices. Your base salary remains subject to review and adjustment by the AHR Group in its sole discretion. As a salaried, exempt employee, You will be expected to work normal business hours and additional hours as required by Your job duties, and You will not be paid overtime pay.
(b)Treatment of Restricted Shares. As contemplated by that certain Restricted Stock Award Agreement dated October 4, 2021 between AHR and You (the “Restricted Stock Agreement”) and the AHR 2015 Incentive Plan (the “Incentive Plan”), You shall continue to be eligible to vest in the 69,143 restricted class T common shares granted pursuant to such agreement (the “Restricted Shares”) for so long as You continue to provide Continuous Service (as defined in the Incentive Plan) to the AHR Group. For the avoidance of doubt, neither the Transition nor the Retirement (as defined below) shall alone constitute a cessation of Continuous Service or forfeiture of any unvested Restricted Shares. In addition, effective as of the Transition Date, the Restricted Stock Agreement is hereby amended to provide that the Restricted Shares shall fully vest (i) upon a Change of Control (as defined in the Incentive Plan), subject to Your Continuous Service through the consummation of such an event, or (ii) upon cessation of Your Continuous Service by reason of death or Disability (which shall mean a physical or mental impairment that substantially limits one or more major life activities and prevents You from performing Your duties for AHR, as determined by the Board). This Section 2(b) shall serve as an amendment to the Restricted Stock Agreement, which shall otherwise remain in full force and effect.
(c)Forfeiture of Deferred Shares.  In exchange for the consideration provided herein, You agree to and acknowledge the forfeiture, termination and cancellation of the 23,048 Deferred Shares granted to You pursuant to that certain Deferred Stock Award Agreement dated October 4, 2021 (the “Deferred Shares”), effective as of the Transition Date, notwithstanding any provision contrary in such award agreement, the Incentive Plan, or otherwise.
(d)Forfeiture of Annual Bonus.  In exchange for the consideration provided herein, You agree to and acknowledge the forfeiture of any and all annual bonus payments related to calendar year 2022 that You may otherwise be entitled to, effective as of the Transition Date, notwithstanding any provision to the contrary in any agreement between the AHR Group and You, or otherwise.
3.Transition to Board Member Effective January 1, 2023. Effective as of January 1, 2023 (the “Retirement Date”), You shall transition (the “Retirement”) from Your role of Executive Vice President of AHR (as a day-to-day employee of AHR) and Board member to the exclusive role of non-employee and non-executive Board member of AHR. As of the Retirement Date, You shall cease to be an employee of AHR and shall no longer actively participate in any employee benefit plan or program sponsored or maintained solely for the benefit of employees of AHR or AHR Group, except to the extent of Your earned, accrued or vested rights therein, as permitted by applicable law (i.e., COBRA rights, as defined below), or as set forth herein.

Following the Retirement Date, You shall cease to have the authority or duties held prior to the Retirement Date solely in Your capacity as an executive or employee of AHR (including, but not limited to, the authority to execute contracts on behalf of the AHR Group and any direct reporting relationship with respect to any employees of the AHR Group, in each case unless authorized by the Board). Following the Retirement Date, You shall not provide any services to the AHR Group other than in Your capacity as a member of the Board. You hereby acknowledge and agree that the Retirement shall constitute a voluntary resignation of employment and not constitute any grounds for “Good Reason” or a termination “without Cause” (or any other similar term) for purposes of any compensation or benefit plan, program or agreement sponsored or maintained by the AHR Group, including, without limitation, the Severance Plan.
4.Compensation and Benefits as a Result of Cessation of Employment. The AHR Group and You acknowledge and agree that Your cessation of employment on the Retirement Date shall entitle You to the Accrued Obligations, as such term is defined in the Severance Plan, but no other rights or payments as provided under the Severance Plan. In addition, if You timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar applicable law (“COBRA”), AHR shall reimburse You for the monthly COBRA premium paid by You for You and Your eligible dependents. Such reimbursement shall be paid to You in the month immediately following the month in which You timely remit the COBRA premium payment. You shall be eligible to receive such reimbursement until the earliest of: (a) the 18-month anniversary of the Retirement Date, (b) the date You cease to provide services as a non-employee and non-executive director of AHR, and (c) the date on which You become eligible to receive substantially similar coverage from another employer or other similar source.
Compensation for Service Following Retirement Date. In order to retain Your services following the Retirement Date, effective as of the Retirement Date, You shall be entitled to participate in the AHR Director Compensation Program, as approved by the Board and amended from time to time (the “Director Program”), including cash retainer payments and equity incentive retainer awards; provided, however, that You shall not be awarded any equity incentive retainer awards under the Director Program until AHR’s annual meeting of stockholders to be held in the year 2023, but shall be eligible to receive a prorated portion of the cash retainer payments for the period between the Retirement Date and the date of AHR’s annual meeting of stockholders to be held in the year 2023.
5.Continuation of Director Services. You shall continue as a member of the Board, subject to Your election to the Board at the annual stockholders meeting pursuant to the terms and procedures set forth in the AHR organizational documents.
6.Confidentiality. You recognize and acknowledge that the business interests of the AHR Group require a confidential relationship between the AHR Group and You and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply and other knowledge of the business of the AHR Group (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by You in the course of Your employment with the AHR Group prior to the Retirement Date and continued service as member of the Board following the Retirement Date. Accordingly, You agree to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agree not to knowingly use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the interests of the AHR Group. During the period You remain a member of the Board and at all times thereafter, except insofar as You believe in good faith that disclosure is consistent with the AHR Group’s business interests:
(e)You will not knowingly disclose any Confidential Information to anyone outside the AHR Group;
(f)You will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;
(g)As to documents which are delivered to You or which are made available to You as a necessary part of Your working relationships and duties within the business of the AHR Group, You will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of the AHR Group;
(h)You will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by the AHR Group; and
(i)You will not in any manner knowingly disclose or use Confidential Information for Your own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the AHR Group.
The obligations set forth in this paragraph are in addition to any other agreements You may have with the AHR Group and any and all rights the AHR Group may have under state or federal statutes or common law. Anything herein to the contrary notwithstanding, the provisions of this section shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order You to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or other agreement between You and the AHR Group, including, but not limited to, the enforcement of any such agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Your violation of this section, or (iv) as to information that is or becomes available to You on a non-confidential basis from a source which is entitled to disclose it to You.

7.Release. In consideration of the benefits provided in this Agreement, effective as of the date hereof, You hereby forever fully and irrevocably release and discharge the AHR Group (and each of their respective successors and assigns, stockholders, members, managers, directors, officers, employees, agents, and other representatives) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature (including, claims for damages, costs, expense, and attorneys’ fees and expenses), in each case arising out of or related to Your employment with the AHR Group, whether known or unknown, suspected or unsuspected or unanticipated or anticipated, including (without limitation) all claims related to any long term incentive arrangements with the AHR Group. Notwithstanding anything herein to the contrary, the foregoing release does not include, nor shall there be, any release or discharge of (i) Your rights, if any, with respect to salaries, compensation, and reimbursable expenses that are payable to You and have accrued during the current payroll period or work period in the ordinary course, (ii) Your vested rights, if any, under any benefit plan of the AHR Group, and (iii) any right You may have to indemnification or advancement of expenses in accordance with law or under any organizational documents of the AHR Group or their directors’ and officers’ liability insurance coverage or any written contract between You and the AHR Group, and nothing in this release shall be construed to prohibit You from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating in any investigation or proceeding conducted by, any federal, state or local government agency in connection with Your employment with the AHR Group. You understand the meaning and effect of Section 1542 of the Civil Code of the State of California, which provides:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You hereby (a) represent, warrant and acknowledge that You have been fully advised by Your attorney of the contents of Section 1542 of the Civil Code of the State of California and understand the implications thereof and (b) expressly waive the benefits of Section 1542 of the Civil Code of the State of California and any rights that You may have thereunder.
8.Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
9.Other Agreements. Unless specifically provided herein, this Agreement contains all of the understandings and representations between You and the AHR Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including, without limitation, the Prior Agreement.

10.Withholding. All payments required to be made by the AHR Group hereunder to You or Your dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions, if required by applicable law.
11.Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
12.Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
13.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, as applied to contracts entered into solely between residents of, and to be performed entirely in, such state, without giving effect to conflict of laws principles. The parties hereto do hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Maryland, and solely in respect of the interpretation and enforcement of the provisions of this Agreement, waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.
14.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.
15.Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith and each of the parties shall report the payments and benefits under this Agreement as exempt from or compliant with Section 409A of the Code.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first written above.

American Healthcare REIT, Inc.

By:	/s/ Danny Prosky
Name:	Danny Prosky
Title	Chief Executive Officer and President

American Healthcare Opps Holdings, LLC

By:	/s/ Danny Prosky
Name:	Danny Prosky
Title:	Chief Executive Officer and President

By:	/s/ Mathieu Streiff
Name:	Mathieu Streiff